Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into on January 30, 2024 (“Effective Date”) by and between Shuttle Pharmaceuticals Holdings, Inc. (a.k.a. Shuttle Pharma), a Delaware corporation with an office at 1 Research Court, Suite 450, Rockville, MD 20850 (“Purchaser”), and Alan P. KOZIKOWSKI, with domicile at N 3371 River Drive, Wallace MI 49893, USA, and Werner TUECKMANTEL, with domicile at 3620 Breckenridge Court, Apt. No. 3, Fitchburg, WI 53713, USA (each individually referred to as “Seller” and collectively as the “Sellers”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree that:

1. BACKGROUND

1.1 The Sellers have invented certain new and useful improvements in an invention PSMA-Boron (the “Invention”) for which a provisional patent application was filed as listed on Schedule “A” attached hereto; and

1.2 Sellers have agreed to transfer all of their interests in the Invention, and Purchaser has agreed to purchase the Invention, including the intellectual property rights pertaining thereto (the “Intellectual Property Rights”), pursuant to the terms and conditions of this Agreement.

2. DEFINITIONS

In this Agreement:

2.1 “Assets” means all rights, titles, and interests in and to the Invention developed by the Sellers, whether in whole or in part, including, but not limited to, all Intellectual Property Rights, tangible assets, equipment, and technology utilized in and associated with the Invention, whether existing at the Effective Date of this Agreement or developed thereafter. This includes, without limitation, any patents, patent applications, provisional patent applications, patent disclosures, copyrights, trademarks, trade secrets, know-how, technical data, designs, prototypes, samples, research materials, data, results, and any other materials, information, or documentation related to the Invention. The term “Assets” encompasses any subsequent developments, enhancements, or related applications, whether existing or to be developed, and all associated rights, claims, and privileges, including but not limited to the provisional patent application as specifically identified in Schedule “A” (the “Provisional Patent Application”).

2.2 “Assigned Product” refers to any tangible product, good, or service that directly embodies or utilizes the Invention covered by a granted Patent or pending Patent application filed for the Invention. The term “Assigned Product” encompasses variations, adaptations, or derivatives of such tangible products, goods, or services that are based on, incorporate, or directly utilize the Invention in any capacity and fall within the scope of the granted Patent or pending Patent application.

2.3 “Assignment of Invention Agreement” refers to the comprehensive agreement, as attached in Schedule “B” to this Agreement, by which the Sellers irrevocably transfer, assign, and convey to Purchaser, its successors, assigns, and legal representatives, the full and exclusive ownership and rights to the Provisional Patent Application and all Intellectual Property Rights related to the Invention. The Assignment of Invention Agreement further defines the terms, conditions, and obligations governing the transfer of these rights, including but not limited to the grant of authority for Purchaser to prosecute, maintain, and enforce any granted patents resulting from the Invention. The Assignment of Invention Agreement embodies the definitive and exclusive conveyance of all rights to the Invention and the Intellectual Property Rights from the Sellers to the Purchaser, with the intention of effecting a complete and unencumbered transfer of ownership.

2.4 “Assigned Patent Rights” means (a) any patent granted for the Invention (the “Patents”); (b) any reissues, reexaminations, extensions, continuations, continuing prosecution applications, requests for continuing examinations, divisions, provisionals, and registrations of any of the Patents and any patents or patent applications which correspond to or claim priority to any of the foregoing, and all foreign counterparts of the foregoing; (c) rights to apply in any or all countries of the world for future patents, certificates of invention, utility models, industrial design protections, design patent protections, or other future governmental grants or issuances of any type related to the Patents; and (d) all causes of action and enforcement rights of any kind, including, without limitation, all rights to seek and obtain remedies of any kind for past, current, and future infringement under, or on account of, any of the Patents and/or any of the items described in either of the foregoing categories (b) or (c).

3. TERMS AND CONDITIONS OF THE ACQUISITION

3.1 Delivery. On the Effective Date, Sellers shall deliver an executed original of the Assignment of Invention Agreement to Purchaser so that Purchaser becomes the sole beneficial and legal owner of the Assets as of the Effective Date.

3.2 Milestone Payments. Purchaser acknowledges its commitment to compensate the Sellers for the acquisition of the Invention and the transfer of Intellectual Property Rights pursuant to its achievement of specific milestones associated with the first medical indication of the Invention to be determined by the Parties, as outlined below (the “Milestone Payments”). For each subsequent indication, each Milestone Payment shall be calculated at 50% of what is indicated for the first indication. Each Milestone Payment is due within 30 days after the corresponding milestone event is fully achieved and documented, subject to the conditions described herein.

For the first indication, the Milestone Payments shall be calculated and paid in accordance with the following milestone schedule:

(i)	Agreement Initiation Fee:

Purchaser shall pay to each of the Sellers the amount of USD $10,000 upon signing of this Agreement (the “Agreement Initiation Fee”).

(ii)	Receipt of NIH grant or completion of validation studies:

Purchaser shall pay to each of the Sellers the amount of USD $10,000 upon the earlier of i) the receipt by the Purchaser of a research grant from National Institutes of Health (“NIH”), the National Cancer Institute (NCI) for or in relation to the Invention, or ii) the full completion of the requisite Validation Studies, as defined below, whereby completion is determined at the Purchaser’s sole discretion, and includes the electronic transfer to the Purchaser of all data generated from the Validation Studies. Validation Studies mean all the toxicity and efficacy studies of the Invention, as required by the Investigational New Drug (“IND”) filing to the relevant regulatory authority for the Invention (the “Validation Studies”).

(iii)	Receipt of IND Approval:

Following receipt of IND approval from the relevant regulatory authority for the invention, Purchaser shall pay to each of the Sellers the amount of USD $30,000.

3.3 Royalties. In addition to the Milestone Payments as described in Section 3.2, Purchaser shall pay to the Sellers a royalty totaling 3% (three percent) (or 1.5% each) of the net cash revenues received by the Purchaser. Royalties shall be payable every quarter following the first commercial sale of an Assigned Product.

3.4.1 Calculation of Net Revenues. For purposes of calculating Milestone Payments, Net Revenues shall mean all cash payments received by the Purchaser as a result of the sale, use, licensing, or other exploitation or commercialization of the Assigned Product, including but not limited to revenue or royalties received by the Purchaser from sales of the Assigned Product, royalty income (e.g., running royalty or minimum royalty), option fees, license fees, or from the sale of the Invention, and minus the Documented Costs incurred by the Purchaser directly related to commercialization as outlined below (the “Net Revenues”).

The “Documented Costs” incurred by the Purchaser include:

(i) Professional fees paid by the Purchaser for the negotiation and execution of any agreement related to the commercialization of the Assigned Product through a third party;

(ii) Costs incurred by the Purchaser associated with legal, administrative, and regulatory compliance matters directly related to the Assigned Product;

(iii) Costs incurred by the Purchaser associated with insurance coverage for potential product liability claims; and

(iv) All other documented costs incurred by the Purchaser directly related to commercialization of the Invention or Assigned Products

3.4.2 Generally accepted accounting principles. Net Revenues shall be determined in accordance with Generally Accepted Accounting Principles (GAAP) in Canada or the United States as applied by the Purchaser during the given period of determination.

3.4.3 Quarterly Royalty Reports. Purchaser shall provide to the Sellers a written report detailing the calculation of Royalties within forty-five (45) days of the end of each calendar quarter following the first commercial sale of an Assigned Product. The report shall include all relevant financial data and calculations used to determine the Royalties due for that quarter.

3.4.4 Payment of Royalties. The Royalties due in each calendar quarter shall be paid to the Sellers within forty-five (45) days of the end of that quarter. Payment shall be made in the currency that revenue is received by the Purchaser directly in relation to the Assigned Product, or in any other currency if agreed by the Parties, and any late payments shall be subject to penalties as set forth in Section 3.4.9 of this Agreement.

3.4.5 Recordkeeping and Audits. Purchaser shall maintain accurate and detailed records of all financial transactions related to the calculation of Royalties for a period of two (2) years following the end of each calendar year. Upon written request, Sellers or their authorized representatives shall have the right to audit Purchaser’s records to verify the accuracy of the Royalties calculations. Any discrepancies found as a result of such an audit shall be promptly resolved, and any underpayment shall be rectified.

3.4.6 Change of Control. In the event of a Change of Control, as defined in Section 3.4.6.1, the Royalties shall continue to be payable to the Sellers under the terms and conditions set forth herein, subject to any adjustments or modifications as may be agreed upon between the Parties.

3.4.6.1 “Change of Control” means any of the following events:

(i) The sale, lease, exchange, or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of Shuttle Pharma to a third party, other than a transfer to a subsidiary or affiliate of Shuttle Pharma;

(ii) The acquisition, directly or indirectly, by any person or entity, or group of persons or entities acting in concert, of beneficial ownership, as defined under the U.S. Securities Exchange Act of 1934, as amended, of 50% or more of the outstanding voting securities of Shuttle Pharma; or

(iii) A merger or consolidation of Shuttle Pharma with or into another entity, unless the stockholders of Shuttle Pharma immediately prior to such merger or consolidation hold, directly or indirectly, at least 50% of the voting securities of the surviving entity immediately after such merger or consolidation.

For the purposes of this Agreement, a Change of Control shall be deemed to have occurred if any of the above events transpires.

3.4.7 Currency Conversion. If Royalties are calculated in a currency other than that specified in Section 3.4.4, any conversion shall be made using the exchange rate prevailing on the last day of the quarter for which payment of Royalties is made.

3.4.8 Tax Deductions. Purchaser shall be responsible for any applicable withholding of taxes, or similar deductions required by law on the payment of Royalties, and shall provide Sellers with all necessary tax documentation as required by the relevant tax authorities.

3.4.9. Late-Payment Penalty. In the event that any Royalties payment due to the Sellers under Section 3.4 is not received by the Sellers within forty-five (45) days after the end of the applicable calendar quarter, Purchaser shall pay a late-payment penalty. The late-payment penalty shall accrue on the outstanding balance at a rate of 4% per annum from the due date until the date of actual payment.

3.4 Conversion to Royalties Upon Sale. In the event that Purchaser enters into an agreement to sell the Assets related to the Invention to a pharmaceutical company or any third party (an “Asset Sale”), the Milestone Payments schedule set forth in Section 3.2 shall discontinue and be replaced by Royalties payments as outlined in Section 3.4 of this Agreement. Upon the completion of the Asset Sale, the Sellers shall no longer be entitled to receive any further Milestone Payments, and instead, they shall become eligible to receive Royalties in accordance with the terms and conditions specified herein. The calculation of Royalties shall be based on the total royalties received by Purchaser from the Asset Sale, and on the royalty schedule. This conversion to Royalties shall be effective as of the date of completion of the Asset Sale, and Purchaser shall promptly notify the Sellers of the Asset Sale and provide details regarding the Royalties payments. Such notification shall be provided to the Sellers within fifteen (15) business days from the date of execution of the Asset Sale agreement. The notification shall include all relevant details of the Asset Sale, including the identity of the acquiring party, the terms of the sale, and the expected date of completion.

3.5 Agreement Diligence Fees. Pursuant to the terms of this Agreement, neither the Sellers nor Purchaser shall be obligated to pay any Agreement Diligence Fees. The Parties acknowledge that the Parties’ mutual efforts and obligations for the development and commercialization of the Invention are adequately addressed through other provisions, including the Milestone Payments and Royalties provisions, as set forth in this Agreement.

3.6 Agreement Maintenance Fees. This Agreement does not require the payment of any agreement maintenance fees by either the Sellers or Purchaser. The Parties understand that the responsibilities and commitments of each Party under this Agreement, including the protection and maintenance of intellectual property rights, are addressed through other provisions of this Agreement, including the transfer of Intellectual Property Rights and the respective obligations for the development and commercialization of the Invention.

4. ALTERNATIVE ASSETS

The Sellers acknowledge that the Purchaser is taking on certain financial, operational, and other risks by payment of the Agreement Initiation Fee and agreeing to fund various studies to develop the Invention. In the event that (i) the Invention cannot establish satisfactory results in the Validation Studies, or (ii) Purchaser is unable to obtain a patent relating to the Invention despite necessary efforts and resources, this agreement becomes null and void at the Purchaser’s sole discretion.

5. TRANSFER OF ASSETS

5.1 Assignment. Effective on the Effective Date, Sellers hereby sell, assign, transfer, and convey to Purchaser all rights, titles, and interests they have in and to the Invention and the related Intellectual Property Rights pursuant to the terms of the Assignment of Invention Agreement attached in Schedule “B”.

5.2 Assignment of Causes of Action. Effective on the Effective Date, Sellers hereby sell, assign, transfer, and convey to Purchaser all rights, titles, and interests they have in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Intellectual Property Rights and all inventions and discoveries described in the Assignment of Invention Agreement, including without limitation all rights to pursue damages, injunctive relief, and other remedies for past, current, and future infringement of the intellectual property.

5.3 No Retention of Substantial Rights. As of Effective Date, Sellers will not retain legal title to, equitable title to, or any ownership interest whatsoever in any of the Assigned Patent Rights, any right to commence, direct, or settle any litigation relating to the infringement of any of the Assigned Patent Rights, and/or any right to maintain or defend the Assigned Patent Rights. Sellers intend that all substantial rights in the Assigned Patent Rights transfer to Purchaser as of Effective Date. Additionally, as of Effective Date:

(i) Sellers will have no right to control any of Purchaser’s decisions affecting the Assigned Patent Rights transferred pursuant to this Agreement;

(ii) Sellers will have no right to receive advance notice of any licensing or litigation decisions made by Purchaser concerning any of the Assigned Patent Rights;

(iii) Sellers will have no right to review, approve, veto, or contribute in any way to licensing or litigation decisions made by Purchaser concerning any of the Assigned Patent Rights;

(iv) Sellers will have no obligation to pay maintenance fees or any other fees required by the United States Patent and Trademark Office concerning any of the Assigned Patent Rights;

(v) Sellers will have no rights to seek a narrowing reissue or a voluntary reexamination of the Assigned Patent Rights;

(vi) Sellers will have no right to defend or otherwise participate in an interference proceeding concerning the Assigned Patent Rights;

(vii) Sellers will have no right to join or to otherwise participate as a party in any lawsuit or other legal proceeding in which Seller enforces any of the Assigned Patent Rights against a Person; and

(vii) Sellers will have no (a) right to exclude any Person from practicing the inventions described in the Assigned Patent Rights, (b) exclusive rights in any of the Assigned Patent Rights, or (c) authority to grant exclusive rights in any of the Assigned Patent Rights to any Person (except as expressly provided in this Agreement).

6. ADDITIONAL OBLIGATIONS

6.1 Further Assurances. Sellers shall, at the reasonable request of Purchaser and without demanding further consideration, promptly execute and deliver any additional instruments and perform any acts necessary or desirable to fully effectuate the consummation of the transfer of ownership in and to the Assets as contemplated herein. Such actions may include, but are not limited to, executing, acknowledging, and recording any required documents, as well as expending all reasonable best efforts to obtain any necessary cooperation from a Seller. Sellers shall act in good faith to ensure that Purchaser fully benefits from the transfer of ownership in and to the Assets as outlined in this Agreement.

6.2 Further Assistance. Subject to the terms and conditions set forth herein, Sellers agree to provide, upon the reasonable request of Purchaser, all necessary, proper, or advisable assistance to aid Purchaser in obtaining, maintaining, preserving, and enforcing its rights in the Assets. This assistance may encompass, among other things, the execution, acknowledgment, and recording of specific assignments, oaths, declarations, or other documents on a country-by-country basis. Sellers shall also facilitate the prompt provision of relevant facts and documents, offer testimony, execute petitions, oaths, powers of attorney, specifications, declarations, or other papers, and provide any other reasonable support essential for filing patent applications, complying with any duty of disclosure, and engaging in proceedings such as prosecution, reexamination, reissue, interference, priority, opposition, cancellation, public use, infringement, or other court actions related to the Intellectual Property Rights. Sellers’ commitment to provide such assistance is contingent upon Purchaser’s payment of all reasonable expenses incurred by Sellers in connection therewith and the availability of Sellers for such assistance.

6.3 Payment of Fees. Upon execution of the Agreement, Purchaser shall be responsible for paying all patent costs, including filing, maintenance, and enforcement expenses related to patent applications or patent registrations for the Invention, including those related to the Provisional Patent Application.

7. REPRESENTATIONS AND WARRANTIES

Each Seller hereby warrants to Purchaser as follows:

7.1 Authority. Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

7.2 Title and Contest. Seller has good and marketable partial title to the Assets, including without limitation partial rights, title, and interest in the Intellectual Property Rights to sue for infringement thereof. The Assets are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, claims or proceedings threatened, pending, or in progress on the part of any named inventor of the Invention relating in any way to the Assets, and Seller has not received notice of (and Seller is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assets. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire the Assets.

7.3 Existing Licenses. No rights or licenses have been granted under the Intellectual Property Rights. Shuttle Pharma has partial rights to the invention by virtue of assignment of patent rights to Shuttle Pharma by Purchaser’s employee and co-inventor.

7.4 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assets as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Assets.

7.5 Conduct. To Seller’s knowledge, none of Sellers or its representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the rights on or in the Assets or hinder their enforcement, including but not limited to misrepresenting Sellers’ Intellectual Property Rights to a standard-setting organization.

7.6 Enforcement. Sellers have not put a third party on notice of actual or potential infringement of any of the Intellectual Property Rights or considered enforcement action(s) with respect to the Assets.

7.7 Related Assets. There is no application pending for or on behalf of Sellers which are subject to a Terminal Disclaimer under 37 C.F.R. §1.321 that require any of such application and any of the Intellectual Property Rights conveyed in this Agreement to remain under common ownership.

7.8 Validity and Enforceability. To Seller’s knowledge, the Intellectual Property Rights have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Sellers have not received any notice or information of any kind from any source suggesting that the Intellectual Property Rights may be invalid or unenforceable.

7.9 Opportunity to Confer with Counsel. Each party acknowledges that it has been represented by independent legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement and that it has executed this Agreement with the consent and on the advice of such independent legal counsel. Each party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.

8. MISCELLANEOUS

8.1 Limitation on Consequential Damages. EXCEPT IN THE CASE OF FRAUD BY SELLERS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT OR SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2 Limitation of Liability. EXCEPT IN THE CASE OF FRAUD BY SELLERS, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE MILESTONE PAYMENTS TOTAL. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions, or requests of any such government.

8.4 Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party; such consent shall not be unreasonably withheld; (b) as otherwise may be required by law or legal process, including in confidence to financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with financial transactions; provided that, in (b) through (d) above, (i) the disclosing party, where possible, shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available; and (ii), other than disclosures pursuant to subsection (d) above, the disclosing party shall provide the other party with at least ten (10) days prior written notice of such disclosure.

8.5 Governing Law. Any claim arising under or relating to this Agreement shall be governed by the laws of the state of Delaware and the applicable laws of the United States, without regard to principles of conflict of laws.

8.6 Jurisdiction. Each party hereby agrees to jurisdiction and venue in the courts of the State of Delaware or the Federal courts sitting therein for all disputes and litigation arising under or relating to this Agreement.

8.7 Entire Agreement. The terms and conditions of this Agreement, including its schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in a writing signed by authorized representatives of all parties. These terms and conditions will prevail notwithstanding any different, conflicting, or additional terms and conditions which may appear on any purchase order, acknowledgment, or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which when taken together, shall be regarded as one and the same instrument. The following schedules are attached hereto and incorporated herein: Schedule “A” (entitled “Patent Rights to be Assigned”), Schedule “B” (entitled “Assignment of Invention Agreement”), Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Sellers	If to Purchaser

Alan P. Kozikowski	Shuttle Pharmaceuticals Holdings, Inc.
N 3371 River	401 Professional Drive, Suite 260
Drive, Wallace MI	Gaithersburg, MD 20879 USA
49893, USA	Attn: Anatoly Dritschilo

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

Such notices may be delivered by any other means agreed between the parties.

8.8 Relationship of Parties. The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement, or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment, or agency relationship between Sellers and Purchaser.

8.9 Equitable Relief. Each party agrees that damages alone would be insufficient to compensate the other for any material breach of this Agreement, acknowledges that irreparable harm would result from a breach of this Agreement, and consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

8.10 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable, and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

8.11 Waiver. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.12 Assignment. This Agreement and its terms and conditions shall be binding upon and inure to the benefit of Purchaser, its successors, assigns, and other legal representatives. Sellers shall not have the right to assign this Agreement to any successor in interest to all or substantially all of the assets of Sellers without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

In witness whereof, the parties have executed this Asset Purchase Agreement as of the Effective Date:

Alan P. Kozikowski		Werner Tueckmantel		Shuttle Pharmaceuticals Holdings, Inc.

/s/ Alan P. Kozikowski		/s/ Werner Tueckmantel		By:	/s/ Anatoly Dritschilo
Signature		Signature		Signature
Date:	01/30/2024	Date:	01/30/2024	Name:	Anatoly Dritschilo
				Title:	Chief Executive Officer
				Date:	01/30/2024

Schedule A

PATENTS RIGHTS TO BE ASSIGNED

Country	Serial Number	Title of Patent	Filing Date

United States	pending	PSMA-Boron	pending

Schedule B

ASSIGNMENT OF INVENTION AGREEMENT

WHEREAS we, Alan P. KOZIKOWSKI and Werner TUECKMANTEL, whose full addresses are:

Alan P. KOZIKOWSKI: N 3371 River Drive, Wallace MI 49893, USA;

Werner TUECKMANTEL: 3620 Breckenridge Court, Apt. No. 3, Fitchburg, WI 53713;

have co-invented with Anatoly Dritschilo a certain new and useful invention entitled “PSMA-Boron” for which a patent application was filed as listed hereunder:

Country	Serial Number	Filing Date

United States	pending	pending

AND WHEREAS, Shuttle Pharmaceuticals, Holdings, Inc. (aka Shuttle Pharma), 401 Processional Drive, Suite 260, Gaithersburg, MD, 20879,USA, has acquired from us the whole right, title, and interest for the United States of America, Canada, and all other countries in and to the said invention and in and to any Letters Patent that may be obtained therefor, and in and to said application.

NOW THEREFORE, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt of all of which is hereby acknowledged, we, Alan P. KOZIKOWSKI and Werner TUECKMANTEL, by these presents confirm that we have sold, assigned, and transferred and do hereby sell, assign, and transfer unto Shuttle Pharma the full and exclusive right to the said invention in the United States of America, and all other countries; and the entire right, title, and interest in and to any and all Letters Patent which may be granted therefor; and the entire right, title, and interest in and to said application(s), and in and to any divisions, continuations, continuations–in–part, and extensions of said application(s); together with the right to claim the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property based on said patent application(s); and the right to take any legal action concerning the rights granted by any such patents or patent applications including the right to sue for any past or previous infringements.

We agree that we will without further consideration do all such things and execute all such documents as may be necessary or desirable to obtain and maintain patents for said invention and for additions and modifications thereto in any and all countries, and to vest title thereto in said assignee and its successors, assigns, and legal representatives or nominees.

We hereby authorize and request the Commissioner of Patents and Trademarks to issue said Letters Patent to said Shuttle Pharma the assignee of the entire right, title, and interest in and to the same, for its sole use and benefit, and for the use and benefit of its successors and assigns, to the full end of the term for which Letters Patent may be granted as fully and entirely as the same would have been held by us had this assignment and sale not been made.

The undersigned hereby grant(s) the firm of Benoît & Côté Inc., whose address is 560, Crémazie Blvd East, Suite 300, Montreal, Quebec, H2P 1E8, Canada, the power to insert on this assignment any further identification which may be necessary or desirable in order to comply with the rules of the United States Patent and Trademark Office or other Patent Offices in the world.

This assignment supersedes any previous assignments.

SIGNED this 30th day of January 2024, at N3371 River Drive, Wallace, Michigan, 4989

/s/ Alan P. Kozikowski
Alan P. KOZIKOWSKI

Signature of Witness

Printed Name of Witness

SIGNED this 30th day of January, 2024, at 3620 Breckenridge Court, Apt. No. 3Fitchburg, WI, USA 53713

/s/ Werner Tueckmantel
Werner TUECKMANTEL

Signature of Witness

Printed Name of Witness